Exhibit 10.3
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is made between Rock Energy Resources, Inc. Corporation, a Delaware Corporation (the “Company”, “Employer”), and Tom S. Elliott (“Elliott”, “Employee”).

RECITALS

WHEREAS, Employer is engaged in exploration, development and production of crude oil and natural gas; and,

WHEREAS, Elliott has unique experience and knowledge regarding the hydrocarbon industry; and,

WHEREAS, the Company is desirous of entering into an agreement with Elliott, whereby Elliott will be employed by the Company as Chief Operating Officer and President; and,

WHEREAS, Elliott agrees to serve as Chief Operating Officer and President of the Company from the effective date of this Agreement until June 30, 2010 or until such time as a successor is duly nominated and installed.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

1)
Management and Operations.  Elliott hereby agrees to devote his full time, and best efforts, to managing and operating the business and commercial affairs of the Company and to perform in the capacity of COO/President on behalf of the Company. The designation by Employer’s Board of Directors or Managing Members of any other duties or any other corporate office, position or title for employee during the term of this Agreement shall not decrease Employee’s compensation as provided herein.  It is expressly understood by Employer and Employee that nothing within this Employment Agreement shall prevent or in any way limit Elliott from accepting directorships with other corporate entities unless said corporation would be in competition with the Company.

2)
Term.  Subject to provisions of termination as hereinafter provided, the term of this Agreement shall be for a period of two (2) years beginning as of the effective date and terminating on the date which is the last day prior to the second (2nd) anniversary of the Effective Date.  Absent written notice by Elliott to the Company or the Company to Elliott this contract will automatically add one year to its term on each one year anniversary date after June 30, 2010.

3)	Compensation.

Base Compensation.  For services rendered by Elliott under this Agreement, the Company shall pay Elliott the sum of US $280,000.00 (Two Hundred Eighty Thousand Dollars) per annum, payable in equal semi-monthly installments, due on the first and the fifteenth day of each month, of US $11,666.00 (Eleven Thousand Six Hundred Sixty Six Dollars) during the term of this Agreement.

a.	Payment of Compensation, Bonus and Commission. The company will withhold any and all applicable federal and state taxes from any payments made to Elliott.

b.
Expense Reimbursement :  The company shall reimburse Elliott for reasonable and necessary expenses incurred by Elliott in connection with his responsibilities under this  Agreement, provided , however, that Elliott shall submit properly documented requests for reimbursement to the Company

a.
c.	Health Insurance. The Company shall provide Elliott with a major medical or health insurance program and or policy consistent with what other Company executive employees receive.

d.	Vehicles. While employed by the Company, the Company shall provide Elliott with a motor vehicle, inclusive of operation and running costs of said vehicle.

h.
Relocation.  Should the Company require Elliott to relocate from Elliott’s present location in Houston, the Company shall provide Elliott with full relocation assistance and reimbursement for all reasonable and necessary costs incurred in the relocation.

i.
Additional Compensation.  Elliott shall receive a grant of 250,000 (Two Hundred Fifty Thousand) shares of Rock Energy Resources Common stock upon signing this employment agreement.  Further, Elliott shall be entitled to all employee bonus plans, stock option plans, compensation programs, or policies now in existence or as may hereafter be conferred by Employer to all of its executive employees.

4)
Compensation Review.  Compensation shall be reviewed on not less than an annual basis and adjusted to appropriately compensate Elliott for his services hereunder.  Increases in compensation shall be at the discretion of the company’s board of directors or governing members; however, in no event shall compensation be reduced from that which is provided for in this Agreement.

5)	Duties and Extent of Services. Elliott shall have the following duties and responsibilities subject to the approval of the Managing Members or Board of Directors:

a.
Elliott shall organize an appropriate management and operational team for all operations and undertakings of the Company, and shall have the right to employ individuals as may be necessary for the proper management of the Company.

b.
Elliott shall actively participate in the development of Company properties, inclusive of exploitation, exploration, development and production; the marketing and development of technologies owned by the Company, its affiliates or subs; and all other aspects of the corporate enterprise.

c.
Elliott shall supervise and manage, or cause to be supervised and managed, the oil and gas leases and operating wells of the Company, and shall be responsible for managing the day to day operations of the Company with respect to such leases and wells.

d.
Elliott shall advise the Company regarding the potential acquisition of additional oil and gas leases, the potential sale or other disposition of any oil and gas leases, and other commercial events, which bear towards the interests of the Company.

e.
Elliott shall report to the Board of Directors, as required, with respect to the operation of oil and gas leases belonging to the Company, and all other commercial and financial developments, which bear towards the interests of the Company.

f.
Elliott shall prepare, or cause to be prepared, all documents, reports and books of account as may be required for the Company, and file or cause to be filed such documents, reports and books of account in a timely fashion with all federal, state or foreign agencies in each appropriate jurisdiction.

g.	Elliott shall be responsible for the day to day operations of the corporate affairs of the Company.

h.
Elliott shall devote such time as is necessary to meet the on-going business commitments and other responsibilities under this Agreement.  Pursuit of personal business and investment activities by Elliott shall not constitute a breach of this Agreement.

i.
Without the express written consent of the Board of Directors, Elliott my not engage in any oil and gas activity or opportunity, save and except activity which may accrue from Elliott’s activities as a minority shareholder in any private or publicly-held corporation or entity.  For purposes of this Agreement, a minority interest is described as less than 5.0% (five percent) of outstanding equities of such private or publicly-held corporation or entity.

j.
In the event Elliott has an opportunity in excess of 5.0%, Elliott may present the opportunity to the Board of Directors, and in the event the Company elects not to participate, Elliott my proceed at will for his own account and benefit.

6)
Operating Fund.  The Company has certain funds on deposit in one or more accounts at banking or financial institutions.  The parties acknowledge and agree that all such funds shall constitute an operating fund for the Company. Elliott may direct disbursements of funds from these accounts while performing his duties in managing the general corporate and operational affairs of the Company, provided said disbursements are limited to the operating budget approved by the Board of Directors or by the Managing Members.

7)
Extraordinary Expenditures.  Elliott shall not make any extraordinary expenditures in the course of the business in excess of US $ 100,000.00 (One Hundred Thousand Dollars) without the prior approval the Board of Directors or Managing Members.

8)	Termination. This Agreement shall be terminated upon the occurrence of any of the following events:

a.
Employer may terminate the employment of Elliott under this Agreement with or without cause at anytime during the term of this Agreement to be effective not less than sixty (60) days from delivery of written notice of such termination by Employer to Employee.  Likewise, Employee may voluntarily terminate his employment under the Agreement with Employer, with or without cause, effective not less than sixty (60) days from delivery of written notice of such termination by Employee to Employer.  Upon termination of the Employee’s employment under this Agreement pursuant to this paragraph  8.a, neither party shall thereafter have any further rights duties or obligation under this Agreement, except as otherwise specifically provided hereunder, but each party shall remain liable and responsible to the other for all prior obligations and duties hereunder, for all acts and omissions of such party, its agents, servants and employees prior to such termination;

b.	Upon the death of Elliott;

c.
At the discretion of the Company if Elliott shall suffer a permanent disability (for purposes of this Agreement, “permanent disability” shall be described as Elliott’s inability by reason of physical or mental illness or other similar cause to perform the majority of his duties under this Agreement for a period of six (6) months or more, the Company may elect to terminate this Agreement, only by written notice, given to the spouse, guardian or trustee of Elliott and shall be given effect six (6) months following the date of such notice;

d.	Upon completion of the terms of this Agreement.

9)
Termination Compensation.  If Employee is terminated under this Agreement by Employer with or without cause pursuant to the provisions of this paragraph or otherwise, then and in that event Employer shall be required to pay to Employee within ten (10) days of the effective date of the termination of the Employee’s employment under this Agreement, an aggregate amount equal to 2.99 times his then current base salary as set forth and described in paragraph 3a of this Agreement.

10)
Binding Arbitration.  Unless both Employer and Employee expressly agree otherwise, in writing, all disputes relating to the employment relationship, including EEOC and other complaints, to this Agreement, or any breach thereof or the meaning and effect of any term and provisions hereof, shall be submitted to binding arbitration by Employer and Employee pursuant to Texas law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

11)	Effective Date. This Agreement shall become effective July 1, 2008.

12)
Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sufficient, if in writing, and sent by United States mail, certified, postage prepaid, to his residence (8023 W. Oakwood Ct., Houston, Texas 77040) in the case of Elliott, or to its principal business office (10375 Richmond Ave, Suite 2100, Houston, Texas 77047) in the case of the Company, and not less than one of the Board of Directors or Managing Members.

13)	Waiver of Breach. The waiver by either party of a breach of this Agreement by the other shall not operate or be construed as a waiver by such party of any subsequent breach by the other party.

14)
Assignment.  Elliott shall not assign or transfer any of his rights under this Agreement, except as may be delegated to a member of management or such other party or person contracted by, or in the employ of the Company, without the express written consent of the Company except as may be provided for herein.  In the event of a sale of all of the company’s assets, the Company reserves the right to assign the Agreement to the purchaser of the assets.

15)	Indemnification. SEPARATE AGREEMENT

16)
Default.  If either party defaults in any of the covenants or agreements herein contained, the defaulting party shall pay all costs and expenses, including reasonable attorney’s fees, incurred by the other party in enforcing its rights arising under this Employment Agreement, whether incurred through legal action or otherwise, and whether incurred before or after Judgment.

17)
Governing Law.  This Employment Agreement shall be governed by and construed under the laws of the State of Texas.  Services provided by Elliott shall be deemed to have been rendered in the State of Texas, unless otherwise agreed to, in writing, by the parties.

18)
Entire Agreement.  This Agreement contains the entire Agreement of the parties and supersedes all prior agreements, negotiations and understandings between the parties with regard to the services of Elliott to the Company.  This Agreement may not be changed by either party, except by written agreement signed by both parties.  This Agreement shall be binding upon, and shall inure to the benefit of Employer and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

The Company:	Rock Energy Resources

                                 _____________
                                  By:

The Employee:	Tom S. Elliott

                                 ______________
By: Tom S. Elliott